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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION OF
                        LEGACY SOFTWARE ACQUISITION, INC.
                             A DELAWARE CORPORATION

                                    ARTICLE I

          The name of this corporation is Legacy Software Acquisition, Inc.

                                   ARTICLE II

     The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         (A) This corporation is authorized to issue two classes of shares to be designated respectively preferred stock ("preferred stock") and common stock ("common stock"). The total number of shares of capital stock that the corporation is authorized to issue is fifteen million (15,000,000). The total number of shares of preferred stock this corporation shall have authority to issue is five million (5,000,000). The total number of shares of common stock this corporation shall have authority to issue is ten million (10,000,000). The preferred stock shall have par value $.001 Per share and the common stock shall have par value $.001 Per share.


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         (B) The shares of preferred stock may be issued from time to time in one or more series. The board of directors of the corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the preferred stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, an relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such shares (a "preferred stock designation") and as may be permitted by the general corporation law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

         The name and mailing address of the incorporator is Ariella J. Lehrer, 5340 Alla Road, Los Angeles, CA 90066.

                                   ARTICLE VI

         Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statue, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.


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                                   ARTICLE VII

         The number of directors of the corporation shall be fixed from time to time by, or in a manner provided in, the bylaws or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                  ARTICLE VIII

         Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                                   ARTICLE IX

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                    ARTICLE X

         A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as amended.


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         Any repeal or modification of the foregoing provision of this article x by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE XI

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, The undersigned has signed this certificate this 20th day of december, 1995



                          /S/ ARIELLA J. LEHRER
                          --------------------------------
                          Ariella J. Lehrer, Incorporator